EXHIBIT 10.50

SUMMARY OF 2007 BONUS PLAN

Under the Monogram Biosciences, Inc. 2007 bonus plan, each participant employee is assigned a bonus target that is expressed as a percentage of annual salary. The participant’s bonus award, if any, will be based on the achievement of pre-established corporate goals and the individual’s performance. The corporate goals have been approved by the board of directors. Monogram’s executive officers will be eligible to participate in the bonus plan.

Individual bonus awards will be determined at the end of 2007 based upon level of goal achievement, the quality of achievement, and the weighting of each goal. Eligible participants must be actively employed at Monogram at the time of final bonus determination to receive a bonus, and the Compensation Committee may modify or adjust the annual bonus award.

There are two components of the bonus plan for participating executive officers:

(i)	Each participant will be entitled to a payout of 2.5% of salary in the event that product revenue is at 95% or higher of specified internal revenue targets. The payout for each participant will be 3.5% of salary, in the event that product revenue is at 100% of the specified internal revenue targets.

(ii)	Each participant will be entitled to an additional payout of up to a predetermined percentage of salary, less any payment made under (i) above, and subject to the Company achieving a specified minimum level of revenue, subject to achievement of predetermined corporate goals and subject to individual performance.